Amendment No. 1 to Employment Agreement
Dated May 1, 2001
By and Between Warwick Community Bancorp, Inc.
and Fred G. Kowal

            Whereas, Warwick Community Bancorp, Inc. ("Company") and Fred G. Kowal ("Executive") have entered into an employment agreement dated May 1, 2001("Agreement"); and

            Whereas, this Agreement reflects Mr. Kowal's then current title as Vice Chairman of the Company and the Company's then current legal counsel; and

            Whereas, in July, 2001, Mr. Kowal was promoted to Chairman and Chief Executive Officer of the Company; and

            Whereas, subsequent to May 1, 2001, the Company has changed its legal counsel; and

            Whereas, the Company and Executive wish to amend the Agreement to reflect these changes.

            Now, Therefore, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and the Executive hereby agree as follows:

            1. All references in the Agreement to Executive's position as Vice Chairman of the Company shall hereinafter be deemed to refer to his position as Chairman and Chief Executive Officer of the Company.

            2. Section 18 of the Agreement shall be amended to substitute Silver, Freedman & Taff, 1700 Wisconsin Ave. N.W., Washington, D.C. 20007, Attention: James S. Fleischer, for the reference to other counsel.

            3. All other terms and conditions of the Agreement shall remain in full force and effect.

            In Witness Whereof, the Company has caused this Amendment No. 1 to the Agreement to be executed and the Executive has hereunto set his hand, all as of July 16, 2002.

/s/ Fred G. Kowal Fred G. Kowal Warwick Community Bancorp, Inc.
Attest: By /s/ Nancy L. Sobotor-Littell Nancy L. Sobotor-Littell Corporate Secretary	By /s/ R. Michael Kennedy R. Michael Kennedy, Director For the Board of Directors